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                                                                     EXHIBIT 4.1

                           2002 ISEMPLOYMENT.COM, INC.
                              STOCK INCENTIVE PLAN

1.       PURPOSE OF THE PLAN

         The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

2.       DEFINITIONS

         The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

         a. ACT: The Securities Exchange Act of 1934, as amended, or any successor thereto.
         b. AFFILIATE: With respect to the Company, any entity determined by the Committee to be directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Committee in which the Company or an Affiliate has an interest.
         c. AWARD: An Option or Other Stock-Based Award granted pursuant to the Plan.
         d. BENEFICIAL OWNER: A "beneficial owner", as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).
         e.   BOARD: The Board of Directors of the Company.
         f.   CHANGE IN CONTROL: The occurrence of any of the following events:
              i. any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company's then-outstanding securities;
              ii. during any period of twenty-four consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(f)(i), (iii) or (iv) of the Plan or (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions

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                   (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
              iii. the consummation of any transaction or series of transactions resulting in a merger or consolidation, in which the Company is involved, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or the parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation;
                   or
              iv. the consummation of any transaction or series of transactions resulting in the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.

         g. CODE: The Internal Revenue Code of 1986, as amended, or any successor thereto.
         h.   COMMITTEE: The Stock Option Committee of the Board.
         i.   COMPANY: ISEmployment.com, Inc., a Wyoming corporation.
         j. EFFECTIVE DATE: The date the Board approves the Plan, or such later date as is designated by the Board.
         k. FAIR MARKET VALUE: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the OTC Bulletin Board (the "OTCBB"), National Association of Securities Dealers Automated Quotation System (or such market in

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              which such prices are regularly quoted) (the "NASDAQ"), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the OTCBB or NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and
              (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.
         l. ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.
         m. OTHER STOCK-BASED AWARDS: Awards granted pursuant to Section 7 of the Plan.
         n.   OPTION: A stock option granted pursuant to Section 6 of the Plan.
         o. OPTION PRICE: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.
         p. PARTICIPANT: An employee, director or consultant who is selected by the Committee to participate in the Plan.
         q. PERSON: A "person", as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
         r.   PLAN: The 2002 ISEmployment.com, Inc. Stock Incentive Plan.
         s.   SHARES: Shares of common stock of the Company.
         t. SUBSIDIARY: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.       SHARES SUBJECT TO THE PLAN

         The total number of Shares which may be issued under the Plan is 1,000,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. If, after the effective date of the Plan, any Award is forfeited or otherwise terminates or is canceled without the delivery of Shares, Shares are surrendered or withheld from any Award to satisfy a Participant's income tax or other withholding obligations, or Shares owned by a Participant are tendered to pay the exercise price of any Award granted under the Plan, then the Shares covered by such forfeited, terminated or canceled Award or which are equal to the number of Shares surrendered, withheld or tendered shall again become available for transfer pursuant to Awards granted or to be granted under this Plan.

4.       ADMINISTRATION

         The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to (i) any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto) or (ii) any officer(s) of the Company. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall not be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan and any Award agreements, to establish, amend and

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         rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.
         The Committee may also determine whether, to what extent and under what circumstances (i) Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended, and (ii) Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

5.       LIMITATIONS

         No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.       TERMS AND CONDITIONS OF OPTIONS

         Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

         a. OPTION PRICE. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.
         b. EXERCISABILITY. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

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         c.   EXERCISE OF OPTIONS. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; PROVIDED, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, (iv) through the delivery of irrevocable instruments to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased or (v) through any other method specified by the Committee. Shares shall be delivered to the Participant promptly after the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.
         d. ISOS. If and when the shareholders of the Company approve this Plan, the Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and
              (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

7.       OTHER STOCK-BASED AWARDS

         The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares ("Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the

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         occurrence of an event and/or the attainment of performance objectives.
         Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan or may be granted in satisfaction of awards granted pursuant to other plans of the Company. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non- assessable).

8.       ADJUSTMENTS UPON CERTAIN EVENTS

         Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

         a. GENERALLY. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options may be granted during a calendar year to any Participant, (iii) the Option Price and/or (iv) any other affected terms of such Awards.
         b. CHANGE IN CONTROL. Except as otherwise provided in an Award agreement, in the event of a Change in Control, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control.

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9.       NO RIGHT TO EMPLOYMENT OR AWARDS

         The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company's or Subsidiary's right to terminate the employment or service or consulting relationship of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Award until the Shares have been delivered to the Participant.

10.      SUCCESSORS AND ASSIGNS

         The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

11.      NONTRANSFERABILITY OF AWARDS

         Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. The Committee may (but is not required to) permit a Participant to transfer any Option which is not an ISO to one or more of the Participant's immediate family members or to trusts established entirely for the benefit of the Participant and/or one or more of such Participant's immediate family members. For purposes of the Plan, (i) the term "immediate family" shall mean the Participant's spouse and issue (including adopted and step children) and (ii) the phrase "immediate family members or to trusts established entirely for the benefit of the Participant and/or one or more of such Participant's immediate family members" shall be further limited, if necessary, so that neither the transfer of a nonqualified stock option to such immediate family member or trust, nor the ability of a Participant to make such a transfer shall have adverse consequences to the Company or the Participant by reason of Section 162(m) of the Code.

12.      AMENDMENTS OR TERMINATION

         The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, without the consent of a Participant, would materially diminish any of the rights of the Participant under any Award theretofore granted to such

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         Participant under the Plan; PROVIDED, HOWEVER, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws and, PROVIDED, FURTHER, that any action of the Committee that alters or affects the tax treatment of any Award shall not be considered to materially diminish any of the rights of a Participant.

13.      INTERNATIONAL PARTICIPANTS

         With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) "covered employees" within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

14.      RIGHT OF RECAPTURE

         To the extent provided in the Award agreement, if at any time within six months after the date on which a Participant exercises an Option or stock appreciation right, or on which restricted stock vests, or which is the maturity date of restricted stock units, or on which income is realized by a Participant in connection with any Other Stock-Based Award (each of which events is a "REALIZATION EVENT"), the Participant engages in certain activity specified in such Participant's Award agreement (which is determined in the discretion of the Committee to have occurred), then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of the Shares. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

15.      CONSENT

         If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a "plan action"), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any certificate evidencing

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         Shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares. The term "consent" as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Participant with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (d) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the Shares on any securities exchange.

16.      CHOICE OF LAW

         The Plan shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to conflicts of laws.

17.      EFFECTIVENESS OF THE PLAN
         The Plan shall be effective as of the Effective Date.


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